EXECUTION VERSION

FIRST AMENDMENT TO SERVICING AGREEMENT

This First Amendment to Servicing Agreement (the “Amendment”) is made and entered into as of October 1, 2004 by and among Goldman Sachs Mortgage Company, a New York limited partnership, as purchaser (the “Purchaser”), and Washington Mutual Bank, FA, a savings association organized under the laws of the United States, as servicer (the “Servicer”).

RECITALS

WHEREAS, pursuant to the terms and conditions of the that certain Servicing Agreement by and among the Purchaser and the Servicer, dated as of December 1, 2003 (the “Servicing Agreement”), the Servicer has agreed to service certain residential, first-lien mortgage loans; and

WHEREAS, the Purchaser and the Servicer desire to amend the Servicing Agreement;

NOW, THEREFORE, and in consideration of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Amendment to Article I. The definitions of “Indemnified Party” in Article I of the Servicing Agreement is hereby amended to read in its entirety as follows:

“Indemnified Party: As defined in Exhibit C attached to the Purchase Agreement.”

2. Amendment to Section 9.8(ii). Section 9.8(ii) of the Servicing Agreement is hereby amended to read in its entirety as follows:

(ii) in the case of the Owner, at the address set forth below, or such other address as may hereafter be furnished to the Servicer by the Owner:

Goldman Sachs Mortgage Company
85 Broad Street
New York, NY 10004
Attention: Jeff Kert
Telephone: (212) 357-6641
Facsimile: (212) 902-3000

With a copies to:

Legal Department
Goldman Sachs Mortgage Company
85 Broad Street
New York, NY 10004

and

Goldman Sachs Mortgage Company
100 Second Avenue South, Suite 200 North
St. Petersburg, FL 33701
Attention: Charles Neff
Telephone: (727) 825-3800
Facsimile: (727) 825-3821

and in the case of any subsequent Owner, as set forth in written notice supplied to the Servicer by such subsequent Owner.

Notwithstanding the foregoing any demand, notice, consent, waiver or communication (other than those referred to in clause (x) above) may be given by any other means if the parties hereto agree to such alternative means in writing.”

3. Miscellaneous.

(a) On and after the date of this Amendment, each reference in the Servicing Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, shall mean and be a reference to the Servicing Agreement, as amended by this Amendment.

(b) Except as specifically amended above, the Servicing Agreement is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects. In the event of a conflict between the terms of this Amendment and the terms of the Servicing Agreement, the terms of this Amendment shall control.

(c) This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which taken together shall constitute one and the same original.

(d) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without giving effect to conflict of laws principles other than Section 5-1401 of the New York General Obligations Law.

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This First Amendment to Servicing Agreement is AGREED AND ACCEPTED AS OF OCTOBER ___, 2004.

WASHINGTON MUTUAL BANK, FA a federally chartered savings association

By:

Name:

Title:

GOLDMAN SACHS MORTGAGE COMPANY a New York limited partnership

By:	Goldman Sachs Real Estate Funding Corp., General Partner

By:

Name:

Title: